Exhibit 5.1
[GUZOV OFSINK LETTERHEAD]

August 14, 2008

Board of Directors
Fushi Copperweld, Inc.

RE: FUSHI COPPERWELD, INC. REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Fushi Copperweld, Inc., a Delaware corporation (the “Registrant”), with the Securities and Exchange Commission on or about  August 14, 2008, in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 1,358,333 shares of Common Stock, par value $0.006 (the “Shares”) consisting of 800,000 shares issuable upon exercise of options granted under the Fushi Copperweld, Inc. 2007 Incentive Stock Plan (the “Plan”) and 558,333 shares issuable upon exercise of options granted by resolution of the Board of Directors (the “Resolution”).

We have examined all instruments, documents, and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed.  In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies.  We express no opinion with respect to (i) the availability of equitable remedies, including specific performance, or (ii) the effect of bankruptcy, insolvency, reorganization, moratorium, or equitable principles relating to or limited creditors’ rights generally.  We are admitted to practice only in the State of New York and we express no opinion concerning any law other than the law of the State of New York and the federal law of the United States.

With respect to our opinion that the Shares will be validly issued we have assumed that such shares will be evidenced by appropriate certificates duly executed and delivered.

Based upon such examination, and expressly subject to the assumptions and limitations set forth above, we are of the opinion that, assuming proper exercise of, and payment of the purchase price pursuant to, the applicable options, the Shares will be, upon effectiveness of the Registration Statement and the receipt by the Registrant of full payment therefor in accordance with the Plan or the Resolution, respectively, duly authorized, validly issued and fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and the use of our name wherever it appears in said Registration Statement, or any subsequent amendment thereto.  In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder or Item 509 of Regulation S-K.

This opinion letter is given to you solely for use in connection with the issuance of the Shares in accordance with the Registration Statement and is not to be relied on for any other purpose.  Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Registrant, the Shares or the Registration Statement.

Very truly yours,
/s/ GUZOV OFSINK LLC
GUZOV OFSINK LLC